Exhibit 3(ii)

ARTICLE VI - CAPITAL STOCK

1. STOCK CERTIFICATES: The shares of the corporation shall be represented by certificates or shall be uncertificated shares. Certificates for stock of the corporation shall be in such form as the board of directors may from time to time prescribe. Certificates shall be numbered and entered in the stock register of the corporation as they are issued, and shall be signed by the President or a Vice-President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. If certificates are signed by a Transfer Agent, acting in behalf of the corporation, and by a Registrar, the signatures of the officers of the corporation may be facsimiles. The certificates shall exhibit the holder's name and number of shares, the date issued, and shall bear the corporate seal. The board of directors may also provide for and prescribe forms of scrip certificates representing fractional shares, if any, as may in their discretion seem necessary or advisable. (AMENDED BY RESOLUTION DATED SEPTEMBER 19, 2007)

2. TRANSFER AGENT: The board of directors may appoint one or more Transfer Agents and Registrars or the transfer and registration of certificates of stock of any class, and may require that stock certificates shall be countersigned and registered by one or more of such Transfer Agents and Registrars.

3. TRANSFER OF STOCK: Shares of capital stock of the corporation shall be transferable on the books of the corporation only by the holder of record thereof in person or by duly authorized attorney, upon surrender thereof and cancellation of certificates for a like number of shares. Possession of certificates of stock shall not entitle the holder to any right of stockholders nor shall it be regarded as evidence of ownership unless it appears on the books of the corporation. The corporation shall be entitled to treat the holder of record of any share of capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as may otherwise be expressly prescribed by law.

4. LOST OR STOLEN SHARES: In case any certificate for the capital stock of the corporation shall be lost, stolen or destroyed, the corporation, as a condition to the issuance of a replacement certificate, may require such proof by affidavit or other means of the fact, and such indemnity to be given to the corporation and to its Transfer Agent and Registrar, if any, as shall be deemed necessary or advisable by the corporation.

5. CLOSING OF BOOKS: The board of directors shall fix, in advance, a date, not exceeding fifty (50) days and not less than ten(10) days preceding the date of any meeting of the stockholders, or the date for the payment of any dividend or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting, or entitled to receive payment of any such dividends, or any such allotment or fights, or the exercise the rights in respect to any such change, conversion or exchange of capital stock. Where the board of directors fixes such a record date, only stockholders of record, as shown on the stock register, on the date so fixed shall be entitled to such notice and to vote at such meeting, or to receive payment of such dividend, or allotment of rights, or exercise such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the corporation after such record date as fixed herein.